EXHIBIT 14.1

Las Vegas Sands Corp.
Code of Business Conduct and Ethics

Introduction

As every member of the Las Vegas Sands Corp. (sometimes referred to as the “Company”) team knows, our core commitment is to “unmatched guest service” that complements maximizing shareholder value. An essential component of that commitment is integrity. In order to preserve the integrity of the Company’s business and the manner in which we are perceived by co-workers, government regulators, customers, suppliers, competitors, and the communities in which we live and work, it is imperative that each officer, director and employee conduct his or her business and personal affairs with integrity.  This updated Code of Business Conduct and Ethics (the “Code”) discusses some of the ethical and legal principles that must guide all of the Company’s officers, directors, employees in their work.

This Code is intended to prevent violations of law and corporate policy, and to promote:

(1) Compliance with all applicable governmental laws, rules and regulations;
(2) Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to governmental agencies, including the Securities and Exchange Commission and gaming regulatory bodies and in other third-party communications made by the Company;
(3) Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(4) The prompt internal reporting of possible violations of this Code to an appropriate person or persons identified in this Code; and
(5) Accountability for adherence to this Code.

At Las Vegas Sands Corp., we are committed to winning business through honest competition in the marketplace. We will abide by the letter and spirit of all applicable U.S. and foreign laws in conducting our business and we will do so in accordance with the policies and procedures discussed in this Code.

We must maintain a workplace where employees who reasonably believe that they are aware of questionable accounting, internal accounting controls or auditing matters or the reporting of fraudulent financial information to our stockholders, the government or the financial markets can raise these concerns free of any harassment, discrimination or retaliation. If you discover events of a questionable, fraudulent or illegal nature that are, or that you believe in good faith may be, in violation of law, the guidelines set forth in this Code, or other Company policy, you should report the matter immediately to your supervisor or bring the matter to the attention of the Compliance Officer or General Counsel for your operating group, the

Vice President of Audit Services Group, the Company’s Chief Compliance Officer or General Counsel.  You may also call the Company’s toll free Ethics Hotline if you want to speak with a live operator employed by an outside agency; the toll free number is (888) 469-1536 or visit www.lvsethics.com for a listing of international toll free numbers.  International toll free numbers for Singapore are 800-011-1111 SingTel or 800-001-0001 StarHub and for Macau the international toll free number is 0800-111-888-418-1029.  You can also file a report using our outside agency’s secure website at www.lvscethics.com, which is available 24 hours a day, seven days a week.  To the extent permitted by law, you may choose to remain anonymous in reporting any possible violation of this Code to the Company’s Chief Compliance Officer or by calling the hotline. Any supervisor or manager who receives a report of a violation of this Code must immediately inform the Chief Compliance Officer.

If the matter of concern involves accounting, internal accounting controls or auditing you should report the matter to the Company’s Chief Financial Officer at 702-733-5544, the Vice President of the Audit Services Group at 702-414-4373, or the Audit Committee of the Board of Directors at 702-733-5040.

All reports of alleged violations of this Code will be promptly and thoroughly investigated, as appropriate, and all information obtained during the course of the investigation will remain confidential, except as necessary to conduct the investigation and take any remedial action, in accordance with applicable law. All persons subject to this Code have a duty to cooperate truthfully and fully in the investigation of any alleged violation of the Code. In addition, an employee may be subject to disciplinary action, which may include termination of his or her employment, if the employee fails to cooperate in an investigation, deliberately provides false or misleading (including diverting, misdirecting, or offering incomplete) information during an investigation, or deliberately conceals or destroys records or anything in order to hinder the investigation. If, at the conclusion of the investigation, it is determined that a violation of this Code has occurred, we will take prompt remedial action commensurate with the severity of the offense. This action may include disciplinary action against the accused party, up to and including termination. Reasonable and necessary steps will also be taken to prevent any further violation of the policy at issue.

Our employees, officers, directors and consultants must be able to express concerns relating to corporate accountability and compliance. No discrimination or retaliation will be tolerated against any person who, in good faith, reports such concerns.  Anyone who retaliates against an individual under such circumstances will be subject to disciplinary action, up to and including termination of employment.

The following principles should guide us in the performance of our day-to-day business responsibilities:

• Avoid conflicts of interest and the appearance of such conflicts.
• Conduct business in accordance with all applicable laws, regulations and Company policies and procedures.
• Maintain confidentiality of customer, guest, director, officer, employee and Company information.
• Be honest and trustworthy in your relationships with customers, guests, suppliers, fellow directors, officers and employees, management, stockholders, regulators, and the public.
• Provide products and services in strict conformity with our contractual obligations and of the highest quality.
• Do not use Company resources for personal gain.
• Be economical in using Company resources.

These principles are fundamental to the operation of a quality organization. If they appear obvious, it is because they make sense to anyone who takes pride in the performance of his or her job.

Applicability of the Code; Conflict with Foreign Laws

The Code is applicable to all directors, officers, including the principal executive officer, principal financial officer and principal accounting officer, employees, consultants and agents (collectively referred to as “Covered Persons”) of the Company, regardless of their location. As an international business, the Company is affected by the laws and business customs of the countries in which it operates. Each Covered Person, wherever located, is responsible for conducting his or her business activities in compliance with the Code and the laws of the foreign country in which he or she works. When a Covered Person believes a conflict exists between the Code and the laws of a particular foreign country, he or she should bring the conflict to the attention of the Compliance Officer for the Covered Person’s operating group. If necessary, the Compliance Officer will then bring the matter to the attention of the Company’s Compliance Committee.

In some countries, business practices are based on less stringent or different codes of conduct from the Company's. For business dealings in such countries, Covered Persons should follow the Code and direct all requests for variances to the Compliance Officer.

Covered Persons Responsibilities

Ethics and behavior are individual responsibilities.  High standards of behavior are expected of all employees, regardless of position or location.  In some cases, the Company’s agents represent the interests of the Company in dealings with third parties.  Accordingly, Covered Persons who supervise the activities of Company agents are responsible for making sure those agents under their control receive a copy of, and abide by, the Code.

Management Responsibilities

All managers are responsible for seeing that Company policies are followed. Every manager is responsible for communicating Company policies to his or her employees, including those dealing with legal and ethical behavior. Managers and supervisors also are responsible for maintaining a work environment where constructive, frank, and open discussion is encouraged and expected, without fear of retaliation.

The Company’s management at all levels is responsible for ensuring adherence to the Code and for ensuring that there is appropriate ongoing employee communication, guidance, and training. Management is supported by the Company's Audit Services Group, and its Finance, Communications, Human Resources, Security, and Legal Departments, which normally are responsible for handling many issues outlined in the Code.

1.0	Conflict of Interest Guidelines

1.1	General

As a Las Vegas Sands Corp. Covered Person, you are expected to make decisions concerning Company business based upon the best interests of the Company. This means that you cannot consider whether the decisions you make will provide an additional benefit (or detriment) to you or an immediate relative (or close business associate). It also means that you may not use information or a business opportunity obtained in conducting the Company’s business to gain a financial advantage or benefit for yourself or an immediate relative (or close business associate). In the event that you find yourself being offered a gift or making a business decision that may involve another business or financial interest, whether or not already disclosed, or you have a doubt about whether a conflict exists, you are expected to follow the procedures set forth below, before making any decision or taking any action in which your judgment is or may appear to be compromised.

It is the Company's policy that no Covered Person should place himself or herself in a position where his or her actions, personal interests, or the activities or interests of those for whom he or she acts are, are likely to be, or could appear to be, in conflict with the interests of the Company. The purpose of these Conflicts of Interest Guidelines is to assist the Company and its directors, officers, and employees in avoiding situations in which personal activities and financial affairs may conflict or appear to conflict with their responsibility to act in the best interests of the

Company. There is no intent to invade individual privacy, but rather to identify possible problems or areas of concern that could be resolved if known.

In addition to the anti-trust laws (see Section 2.2 below), which apply to how we compete for business, U.S. law, the laws of all 50 states, and the law of an increasing number of foreign countries make it a crime to obtain business by giving or offering a thing of value (a bribe or kickback) to a governmental decision-maker.  These laws carry severe civil and even criminal consequences for the individual and even the Company. The reputational harm to the Company from a violation of these rules cannot be calculated. Like the Foreign Corrupt Practices Act (see below and the Company’s Anti-Corruption Policy Including Guidelines on Travel and Entertainment Expenses and Customer Complimentaries  for Government Officials, Complimentary Policy, and Travel and Entertainment Policy at http://investor.lasvegassands.com/documents.cfm, which govern such matters with foreign governmental officials), these laws forbid making prohibited payments either directly or indirectly.  Doing business with a subcontractor owned by a purchasing agent or a family member of theirs may be treated the same as paying cash in a bag. Jobs for friends, relatives or potential surrogates for the purchasing agent may also be treated as kickbacks. It is our policy not only to obey the law but to avoid even the appearance of a conflict of interest.

Some actions under the Conflict of Interest Guidelines require the prior approval of the Company. This approval means the written consent of (a) the President of the operating division within which the team member works or, if a team member works in a corporate department, the corporate Vice President (or other more senior officer)who is responsible for the team member’s department; and (b) either the Compliance Officer or the General Counsel of the Company.  For Directors and corporate officers, this may also include notice to or even approval by the Board of Directors.

1.2	Specific Guidelines

1.	Gifts and Contributions

Covered Persons or any member of their immediate families -

(a)
are not to give or accept, directly or indirectly, gifts, contributions, or prizes of more than minor value (i.e., $150 or more in value) which are in any way connected with the business of, or matters involving, the Company;

(b)	are prohibited from soliciting gifts, contributions, gratuities, services, or kickbacks from suppliers or customers of the Company regardless of their value;

(c)	may not accept the use of customer or supplier property, airplane transportation, or trips (including trips sponsored by customers or suppliers); and
(d)
are not to give or accept, directly or indirectly, entertainment in excess of usual and reasonable limits that are a normal and acceptable part of regular business activity. For example, tickets to sporting or other events, lunches, dinners, golfing dates, and entertainment may be accepted if modest and appropriate and consistent with normal business customs provided that if there is any doubt about what is usual and reasonable the Covered Person should seek approval by the Company in accordance with paragraph 12 below.

This guideline does not prohibit authorized employees in designated job categories from accepting supplier benefits or giving traditional customer or guest benefits in a manner that is wholly consistent with the Company’s updated Guidelines on Hospitality for Government Officials, Complimentary Policy, and Travel and Entertainment Policy.

2.           Loans

Covered Persons or members of their immediate families, may not loan money to, or borrow money from, individuals or concerns that do business with or compete with the Company, except transactions with banks and other financial institutions in accordance with normal business practices and except if fully disclosed to and approved by the Company.  These exceptions do not apply to loans to Directors or executive officers.

3.           Purchase or Sale of Goods and Services

Covered Persons or members of their immediate families, may not benefit personally from any purchase by or sale to the Company of goods or services or derive personal gain from transactions involving the Company, including the sale or lease of real or personal property, except when that transaction and the personal interest involved have been fully disclosed to and approved by the Company.

4.           Direct or Indirect Business Interests

Covered Persons or members of their immediate families, may not have any direct or indirect interest in any enterprise which competes with the Company or which has current or prospective business with the Company when that individual may be able to influence such business with the Company, except when the interest has been fully disclosed to and approved by the Company. Ownership of or interest in publicly traded securities that is not in excess of 1 percent of the securities of that corporation is not subject to this paragraph.

5.           Association with Competitors, Suppliers, or Customers

Covered Persons or members of their immediate families, without the prior disclosure to and approval of the Company, may not (a) work for, serve as a director or officer of, or provide services to, a customer, supplier, or competitor of the Company, or a customer of the Company's customer, or (b) be a partner of, or investor with, any individual or organization, or an employee of an organization, that is the Company's customer, supplier, or competitor, or that is a customer of the Company's customer, in each case, except if fully disclosed to and approved by the Company.

6.           Non-Company Service and Income

A director or officer of the Company, a group or division president or vice president, or a general manager of a business unit shall not serve as an officer, director, employee, partner, trustee, or consultant of a public company or receive salary, fees, dividends, or other income (except dividends, interest and other income or distributions from publicly traded securities, passive investments or other similar investments) from any enterprise other than the Company, unless that relationship has been fully disclosed to the Company’s Board of Directors and its Audit Committee.  It is not necessary to disclose service as an officer or a director of a not-for-profit enterprise.

7.           Outside Employment

Full time employees should recognize that their position with the Company must be their primary employment. Any outside employment, investment, or other source of income must be secondary and subordinate to their position with the Company, and must not interfere in any way with the performance of their duties as a Company employee. Any such relationships that could be construed as a conflict with these guidelines must be disclosed to the Company. The Company shall, in its sole discretion, determine whether any employment relationship is prejudicial to its interests and is contrary to these guidelines.

8.           Use of Company Personnel or Property

Covered Persons shall not use or permit others to use the Company's employees or its property for personal purposes (i) except if fully disclosed to and approved by the Company and the Company is reimbursed for its costs, or (ii) if permitted under the Company’s Complementary Policy.  All Company assets should be used for legitimate business purposes.

9.           Insider Trading and Trading in Company Securities

No Covered Person or any member of their immediate family may directly or indirectly effect securities transactions on the basis of "insider information" until that information has been fully disseminated to the public. Insider information is any information about a company or its business about which a Covered Person may learn in connection with his or her employment or position with the Company, which is not generally known to the public, and which could affect a decision to buy, sell, or hold the publicly traded securities of a company.    All Covered Persons should read and familiarize themselves with the Company’s Securities Trading Policy, which addresses insider trading and trading in the Company’s securities generally and fully comply with its terms. A copy of this policy can be obtained from Human Resources or the Company’s Legal Department. Insider trading and providing material, non-public information that leads to trading is both unethical and illegal.  Violations of the Company’s insider trading policy will result in discipline up to and including termination.

10.        Misappropriation of Business or Investment Opportunities

Covered Persons are prohibited from taking direct or indirect advantage of any business opportunity which is received by reason of their relationship with the Company and in which the Company may be interested, unless the opportunity has been presented for consideration by the Company, has been rejected, and is not otherwise prohibited by this Code.

11.        Illegal or Unethical Payments, Gifts, Bribes, or Gratuities; Accuracy of Company Records

(a)
The Company's policy is to comply strictly with the U.S. Foreign Corrupt Practices Act of 1977(the FCPA) and all applicable anti-corruption, as well as anti-money laundering laws anywhere in the world. The FCPA prohibits payments or offers of payments of anything of value to foreign officials, political parties, or candidates for foreign political office in order to secure, retain, or direct business. Payments made indirectly through an intermediary, under circumstances indicating that these payments would be passed along for prohibited purposes, are also illegal.

The FCPA and other U.S. laws also contain internal accounting control and record-keeping requirements that apply to the Company's operations worldwide. These laws require Covered Persons to record and report information accurately and honestly. This includes accurate reporting of time worked, business expenses incurred, research test results, revenue, and costs, and other business-related activities. All Company records are subject to audit, and financial records should be maintained in accordance with generally accepted accounting principles.

Dishonest or inaccurate reporting, either inside or outside the Company, will not be tolerated. This includes reporting or organizing information in an attempt to mislead or misinform. No entry shall be made on the Company's books and records that intentionally hides or disguises the true nature of any transaction.

A Covered Person may not establish for any purpose an unauthorized, undisclosed, or unrecorded fund or asset involving the Company's money or other assets.

A Covered Person may not allow transactions with a supplier, agent, customer, or other third party to be structured or recorded in a way that is not consistent with generally accepted business practices.

These record-keeping and controls provisions are designed to ensure the integrity and accuracy of the Company’s records to enable the Company to maintain reasonable control over its assets and all transactions involving those assets. All employees are responsible for following Company procedures for carrying out and reporting business transactions.

(b)
The Company is in the hospitality, as well as the gaming business.  Normal business promotional activities in our industry necessarily include the providing of elements of travel, lodging, entertainment, meals and other gifts and amenities consistent with law and Company policies.  In exercising our discretion in this area, we may not discriminate improperly among our customers, unless allowed or not prohibited by law to do so. For instance, we must be sensitive with respect to providing hospitality, gaming, or other benefits to government officials (and those associated with them), who are in a position to benefit our business.  For this reason, we have issued new guidance in this area in our Anti-Corruption Policy Including Guidelines on Hospitality for Government Officials, our Complimentary Policy, and Travel and Entertainment Policy.  You should consult these policies for guidance.  For further assistance contact the Chief Compliance Officer or Legal Department.

12.	Approval by the Company

Where transactions or interests involving executive officers and directors of the Company or members of their immediate families are required to be disclosed to, and approved by, the Company under this Code, these transactions and interests must be disclosed to, and approved by, the Company’s Audit Committee.

Where transactions or interests involving a Covered Person (other than executive officers and directors) or members of such person’s immediate family are required to be disclosed to, and approved by, the Company under this Code, these transactions and interests must be disclosed to, and approved by the Company’s Chief Compliance Officer.  Any such approval by the Chief Compliance Officer shall be reported by the Chief Compliance Officer to the Compliance Committee and the Audit Committee at their next regularly scheduled meetings.

2.0	Compliance with Laws, Rules and Regulations

2.1	General

Compliance with both the letter and spirit of all laws, rules and regulations applicable to the Company’s business, including the requirements of any organization or body that regulates the Company, is critical to the Company’s reputation and continued success.  All Covered Persons must respect and obey the laws of the cities, states and countries in which we operate and avoid even the appearance of

impropriety.   Covered Persons who fail to comply with this Code and applicable laws will be subject to disciplinary measures, including discharge from the Company.

2.2.	Restraint of Trade, Unfair Competition, and Discriminatory Practices Guidelines

The Company is committed to free and open competition in the marketplace. Strict adherence by all Covered Persons to the letter and spirit of the antitrust laws of the United States and with the competition laws of any other country or group of countries which are applicable to the Company’s business is absolutely required. No Covered Person should assume that the Company's interest ever requires any other course of conduct.

The antitrust laws are complex and difficult to interpret. They also have application to a very broad range of corporate activities. The list of prohibited activities set forth below is not intended to be exhaustive and, taken together with the Company's Compliance Policy Handbook, are only a general guide to antitrust compliance. Employees should consult with the Legal Department prior to taking action concerning a matter about which there is any question.

No Covered Person shall:

(a)
Agree or attempt to agree with a competitor of the Company (whether orally or in writing) with respect to any of the following: prices; terms of sale (including discounts, credit terms, or freight allowances); amount of production; division of markets, sales territories, or customers; or the boycotting of transactions with third parties. Further, no discussion or exchanges of information regarding such matters, including exchanges through trade associations, should take place with competitors or their representatives.

(b)
Agree or attempt to agree with a customer on the customer’s resale price, imply that such resale price is a condition of the sale or the receipt of a discount or advertising allowance, or discuss with or imply to a customer that the Company will attempt to influence the resale pricing of another customer. Any customer or territorial restrictions to be imposed on a customer must be discussed with the Legal Department prior to implementation.

(c)	Sell any product on the condition, understanding, or agreement that the customer must purchase another product from the Company.
(d)	Sell products of like grade and quality to competing customers at different prices during the same time period, unless a statutory exception applies.
(e)	Provide promotional payments, services, or allowances to competing customers on other than proportionally equal terms, except where a statutory exception applies.

(f)	Induce a vendor to sell a product or service to the Company at what the Covered Person knows or has reason to know is an illegal price.
(g)	Make false or misleading remarks about other companies, their services or products, including the Company's competitors.

2.3	Environmental Protection and Employee Occupational Health and Safety Guidelines

The Company is committed to protecting the environment and complying with all applicable public health and environmental laws and regulations.

To meet the Company's environmental standards, the Company’s facilities are required to be in compliance with all public health and environmental laws pertaining to its operations. Every facility is expected to maintain an open dialogue with local communities on the nature and hazards, if any, of the materials that it creates or handles as required by applicable environmental laws or regulations. The Company's policy is to participate actively with government authorities, industry groups, and the public in promoting community awareness and emergency response programs to deal with any potential hazards associated with Company products, materials, or facilities.

The Company has a vital interest in providing each employee with a safe and healthy work environment. The prevention of occupational accidents and illnesses is a line management responsibility. Every manager, supervisor, and foreperson bears direct responsibility for the safety and health of every employee under his or her direction and for the safe utilization of all physical assets entrusted to his or her care.

The Company also expects and insists that every Covered Person shall always show concern for his or her own safety and that of all fellow employees. This requires each employee to perform his or her duties in a safe manner and in compliance with all relevant safety policies and procedures.

For further information and guidance, Covered Persons should refer to the Company's Health, Safety, and Environment Policy and to the various pertinent Company policies and procedures.

2.4           Gaming Guidelines & Responsible Gaming

The Company's policy is to conduct business with a high regard for the health and safety of its gaming patrons. Each Covered Person plays a critical role in ensuring compliance with the Company’s problem gambling policies.

2.5          Protecting Confidential Business Information Guidelines

The Company has developed confidential business and technical information over many years at considerable expense. Because of this effort, the Company now owns or otherwise possesses valuable confidential business and technical information.  Covered Persons must protect the Company's confidential business and technical information as carefully as they protect the Company's tangible property. Unauthorized disclosure of this information could destroy its value to the Company and give unfair advantage to others.

To ensure confidentiality of the Company's confidential information, employees must adhere to the following principles:

(a)
Covered Persons must not disclose confidential information, either during or after employment, except when legally mandated or when authorized by the Company to disclose it to suppliers, customers, or others who have entered into confidentiality agreements with the Company.

(b)
Similar restrictions, usually provided for in contracts, apply to information obtained from the Company's customers, partners, suppliers, and others who furnish information to the Company on a confidential basis.  Covered Persons must not disclose this confidential information, either during or after employment by the Company, except when legally mandated or as provided in such contracts.

2.6a        Political Contributions Guidelines

The Company encourages the participation of all Covered Persons as private citizens in the electoral process. However, U. S. federal law, and non-U.S. law, and many state statutes may place restrictions on the Company’s direct or indirect political contributions.  Included in this prohibition could be transportation or other services provided at the Company’s expense.  Such requests (in the form of a “request for disbursement” (RFD)) must be submitted to and approved by Government Relations, the President & Chief Operating Officer and the Chief Compliance Officer.  Any questions regarding political activities or contributions should be directed to them as well.

2.6b        Charitable Contributions and Corporate Sponsorships Guidelines

Any charitable contributions made by or on behalf of the Company should be based on legitimate philanthropic objectives.  While it can be appropriate and laudable to make a donation to a community organization or a particular cause with the hope of generating generalized goodwill in the community or among a particular constituency, it is never permissible to make a donation in exchange for favorable treatment of the Company by a government official.  Generally, prior to making a charitable contribution or agreeing to a corporate sponsorship, approval by

Government Relations, the President & Chief Operating Officer and the Chief Compliance Officer should be obtained.  If the amount exceeds $250,000, the approval of the LVSC Board of Directors is also required.  However, you must obtain the advance approval of the Compliance Officer prior to making any donation for or on behalf of the Company to a charitable organization in which a government official or a family member of a government official has a prominent role (for example, as a board member or trustee); or where the donation is at the request of a government official; or where the organization is known or believed to be closely associated with a government official.

Corporate sponsorships of civic, charitable, sporting, or similar events or organizations can be an appropriate and effective way for the Company to contribute to the communities in which it conducts business.  All such proposed sponsorships, however, regardless of amount, must be reviewed and approved in advance by Government Relations, the President & Chief Operating Officer and the Chief Compliance Officer

It may be appropriate to conduct pre-approval due diligence on the recipients of charitable donations and the organizers and beneficiaries of sponsorship activities.  Thus, requests for such donations should allow time for such inquiry.

2.7         Foreign Economic Boycott Guidelines

It is the Company's policy to comply fully with the U.S. laws and regulations relating to foreign economic boycotts. U.S. law prohibits cooperation with certain foreign economic boycotts, including the Arab boycott of Israel. In addition, U.S. law prohibits compliance with requests for information or other actions that further prohibited boycotts as a condition to the sale of goods or services. U.S. law requires prompt reporting by the Company of boycott-related requests for information or action from boycotting countries, firms, or persons, including requests directed to the Company's non-U .S. operations.

2.8         Competitive Information Guidelines

It is good business practice for the Company to gather information about the markets in which the Company does business, including information about the Company's competitors and their products and services, through business surveys, market studies, competitive analysis, and benchmarking. However, to avoid the appearance of improper agreements and understandings with the Company's competitors, employees should avoid seeking and receiving such information directly from the Company's competitors. Employees may, however, gather information about the Company's competitors from other sources, such as published articles, advertisements, publicly distributed brochures, surveys by consultants, and conversations with customers.

Employees may accept competitive information only when there is a reasonable belief that both the receipt and use of the information is lawful. Employees must never attempt to acquire a competitor's trade secrets or other proprietary or confidential information through unlawful or unethical means, such as theft, spying, disclosures by the competitor's present or former employees, or breach of a competitor's nondisclosure agreement by a customer or other party. Further, employees should not misrepresent their identity in attempting to collect such information.

2.9          Alcohol and Drug Abuse Guidelines

The Company has adopted an Alcohol and Drug Abuse Policy. In summary, the Policy provides that reporting to work or for Company business, or otherwise being on Company property, including on parking lots or while operating Company vehicles, under the influence of alcohol or drugs is prohibited.  A violation of the Company's Alcohol and Drug Abuse Policy will also be a violation of this Code.

2.10        Sexual Harassment Guidelines

The Company strives to provide a productive work environment in which all of its employees can contribute at their highest levels. Accordingly, the Company prohibits sexual harassment of any kind, whether the harasser or the victim is a supervisor, co-worker, supplier, customer, agent, or guest of the Company. Harassment on the basis of sex is a violation of law, this Code, and the Company's Sexual Harassment Policy.

Employees should refer to the Company's Sexual Harassment Policy for additional guidance and for information regarding the procedure which should be followed in the event an employee believes that he or she has been subjected to sexual harassment.

2.11        Equal Opportunity Guidelines

The Company respects workplace laws in each jurisdiction in which the Company does business. These laws may include, but are not limited to, equal employment opportunity statutes, the Americans with Disabilities Act, drug-free workplace mandates, and rules or regulations promoting a work environment that is free of discrimination and unlawful harassment.

The Company recognizes the personal value of every employee. The Company pledges that every employee will be treated with dignity and respect, and will be judged on the basis of his or her qualifications to perform jobs, without regard to sex, race, creed, gender, religion, national origin, age, disability, veteran status or any other prohibited criteria. Employees should report violations of Company policy in this area to the Director of Human Resources or the Vice President of Human Resources.

3.0         Public Reporting

Full, fair, accurate, timely and understandable disclosure in the reports and other documents that the Company files with, or submits to, the Securities and Exchange Commission, gaming and other regulators and in its other public communications is critical for the Company to maintain its good reputation, to comply with its obligations under the securities laws and any other applicable laws and regulations and to meet the expectations of its shareholders, bondholders and other members of the investment community.  Persons responsible for the preparation of such documents and reports and other public communications are to exercise the highest standard of care in their preparation in accordance with the following guidelines:

•	all accounting records, and the reports produced from such records, must be in accordance with all applicable laws;

•	all accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

•	all accounting records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses;

•	no accounting records should contain any false or intentionally misleading entries;

•	no transactions should be intentionally misclassified as to accounts, departments or accounting periods;

•	all transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

•	no information should be concealed from the internal auditors or the independent auditors; and

•	compliance with the Company’s system of internal controls is required.

4.0         Business Ethics Oversight

To ensure that the Code is properly implemented and administered, the Company has established a Compliance Committee composed of members of the Company's management.

The Compliance Committee is responsible for ensuring that the Code is properly implemented and administered.

5.0         Confirmation of Compliance and Reporting

At the commencement of employment or position with the Company, each Covered Person is required to confirm that he or she has read the Code and that he or she understands that compliance with the specific guidelines which are part of the Code is required during the term of his or her employment or position with the Company. Thereafter, certain employees will be asked to reconfirm the statements regarding the Code which they made at the commencement of employment.

At the commencement of employment or position with the Company, Covered Persons are also required to disclose to the Company any conflicts of interest they may have with the Company under the Conflict of Interest Guidelines described in the Code. In the event of conflicts which arise after the commencement of employment or position with the Company, Covered Persons are required to disclose such conflicts by completing and signing an appropriate form which can be obtained from the Company's Audit Services Group .

Every Covered Person is expected to report any violation of the Code or any applicable law of which he or she becomes aware.  Individuals may choose to remain anonymous in reporting any possible violation of this Code.  Employees who make reports in good faith regarding another employee's violation need have no fear of retaliation and the Company will ensure that any allegations are investigated and reviewed in the strictest possible confidence consistent with the particular situation.

Violations or potential violations of the Code must be immediately reported to the Company’s General Counsel, Chairman of the Board and Chief Executive Officer or Chairman of the Audit Committee or through the other means outlined in the Company’s Statement on Reporting Ethical Violations, including the Company’s Ethics Hotline.

6.0         Fair Dealing

Each employee, officer and director, in carrying out his or her duties and responsibilities, should endeavor to deal fairly with the Company’s customers, guests, suppliers, competitors and employees.  No employee, officer or director should take unfair advantage of anyone through illegal conduct, manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

7.0         Discipline

The Code is very important to the Company. Failure to comply with the standards outlined herein and all policies referred to herein will result in disciplinary action, ranging from a reprimand to dismissal. Disciplinary action will be taken against

(a)          any Covered Person who violates the Code or pertinent law;
(b)	any Covered Person who deliberately withholds relevant information concerning a violation of the Code or pertinent law;
(c)	the violator's manager or supervisor to the extent that the circumstances of the violation reflect participation in the violation, or lack of diligence;
(d)	any supervisor or employee who retaliates, directly or indirectly, or encourages others to do so, against an employee who reports a Code, policy, or law violation; and
(e)	any Covered Person who knowingly falsely accuses another Covered Person of a Code, policy, or law violation.

8.0	Waivers of the Code

Any waiver of the Code for the principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions), other executive officers or directors will be made only by the Company’s Audit Committee and will be promptly disclosed as required by law.

Any waiver of the Code for any other employee will be made by the Chief Compliance Officer.  All such waivers shall be reported by the Chief Compliance Officer to the Compliance Committee and the Audit Committee at their next regularly scheduled meeting.

9.0         Amendments of the Code

Any amendment of the Code will be made only by the Company’s Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.

10.0       Cooperating with Government Inquiries

Doing business in a highly regulated environment, the Company is committed to cooperating with governmental inquiries. All governmental or regulatory requests for information, documents or investigative interviews must be referred immediately to the Chief Compliance Officer or the Legal Department.

In the event that a Team Member is called upon to provide oral information to a governmental investigator, the Team Member may choose to do so but is reminded to provide full and truthful information. In those instances where such information is provided, the Company requests notification to the Vice President of the Audit Services Group, Chief Compliance Officer or the Legal Department. In those instances where Company documents are requested, Team Members are reminded of the obligation to preserve such material but also that such material is Company property and as such, Team Members are required to obtain permission from the General Counsel to provide such material.

Nothing in this Code should be interpreted as prohibiting or discouraging employees from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or inquiry.

Team Members must never, under any circumstance:

•  destroy or alter any company document or record, including emails and other electronic records, in anticipation of a request for the document or record by a governmental agency or court;
•  lie or make false or misleading statements to any governmental investigator; or
•  attempt to persuade any other Team Member, or any other person, to provide false or misleading information to a governmental investigator, to destroy or alter any document or record, or to fail to cooperate with a governmental inquiry.

11.0       Compliance Procedures

The Code cannot, and is not intended to, address all of the situations you may encounter.  There will be occasions where you are confronted by circumstances not covered by policy or procedure and where you must make a judgment as to the appropriate course of action.  In those circumstances the Company encourages you to use your common sense, and to contact the Compliance Officer for your operating group, the Vice President of the Audit Services Group or the Company’s General Counsel for guidance.

If you do not feel comfortable discussing the matter with the Compliance Officer for your operating group, the Vice President of the Audit Services Group or the Company’s General Counsel, please call the Company’s toll free Ethics Hotline if you want to speak with a live operator employed by an outside agency; the toll free number is (888) 469-1536 or visit www.lvsethics.com for a listing of international toll free numbers.  International toll free numbers for Singapore are 800-011-1111

SingTel or 800-001-0001 StarHub and for Macau the international toll free number is 0800-111-888-418-1029.  You can also file a report using our outside agency’s secure website at www.lvscethics.com.  Both of these options are a means to voice your complaints and/or concerns regarding misconduct that you become aware of in the course of your employment or otherwise connected to your employment and in particular, those conducts listed in the Company’s Statement on Reporting Ethical Violations.  The Company strives to ensure that all questions or concerns are handled fairly, discreetly and thoroughly.  You need not identify yourself.

12.0       Acknowledgement

Each employee is required to certify his or her understanding of and compliance with the terms of this Code by signing the sheet at the back of this booklet and returning it to the Human Resources Department in a timely manner. Be sure that you have taken the time to read and understand the Code before signing and returning this statement. If, in good faith, you believe you cannot sign the attached sheet, you must advise your supervisor or the Chief Compliance Officer of your reasons for not signing.

DIRECTOR, OFFICER & EMPLOYEE STATEMENT1

I have read, understand and acknowledge the principles and standards of conduct contained in the Las Vegas Sands Corp. Code of Business Conduct and Ethics. I will adhere to and comply with such principles and standards. I am presently unaware of any violation of this Code that I have not reported as required.  I understand that this statement and agreement does not constitute or give rise to any contract of employment.

Please sign here: _____________________________

Please print your name: _______________________

Date:____________________

You must return this signed and completed form to the Human Resources Department

________________________________

1   This Code is not an employment contract. Adherence to the standards of the Code, however, is a condition of continued employment at the Company. This Code does not give you rights of any kind, and may be changed by the Company at any time without notice. Unless governed by a collective bargaining agreement or you are employed outside the United States in a country where the applicable law is different, employment with the Company is “at will,” which means that you or the Company may terminate your employment for any reason or no reason, with or without notice, at any time. This at-will employment relationship may not be modified except in a written agreement signed by the employee and an authorized representative of the Company.